Exhibit 10.1

MANAGEMENT UNIT SUBSCRIPTION AGREEMENT
(Incentive Units)
THIS MANAGEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) by and between BRE Spade Parent LLC, a Delaware limited liability company (the “Company”), and the individual (“Executive”) named on the signature page hereto (the “Signature Page”) is made as of the date set forth on such Signature Page hereto.
WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to Executive, the Company’s Class B Units (the “Incentive Units”), in the amount set forth on the Signature Page, as hereinafter set forth;
WHEREAS, this Agreement is one of several agreements being entered into by the Company with certain persons who are or will be directors or key employees or advisors of the Company or one or more Subsidiaries (collectively with Executive, the “Management Investors”) as part of a management equity purchase plan designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act (as defined below);
NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in Appendix A attached hereto or in the LLC Agreement.

2.	Subscription for Incentive Units

2.1 Grant of Incentive Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, Executive hereby subscribes for and agrees to acquire, and the Company hereby agrees to award to Executive on the Closing Date, the number of Incentive Units set forth on the Signature Page in exchange for the services performed (or to be performed) for the Company and its Subsidiaries by Executive.

2.2 The Closing. The closing (the “Closing”) of the grant of Incentive Units hereunder shall take place on the “Closing Date” specified in the Signature Page (the “Closing Date”).

2.3 Section 83(b) Election. Within 30 days after the Closing, Executive shall provide the Company with a copy of a completed elections under Section 83(b) of the Code in the forms attached as Exhibit A to the Agreement. Executive shall timely (within 30 days of the Closing) file (via certified mail, return receipt requested) such elections with the Internal Revenue Service and shall thereafter notify the Company it has made such timely filing and provide a copy of such filing to the Company. Executive should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Units (including Incentive Units and Class A-2 Units).

Exhibit 10.1

2.4 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to grant to Executive any Incentive Units unless (i) Executive is an employee of, or consultant to the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

3.Investment Representations and Covenants of Executive. Executive acknowledges, represents and warrants that the investment and other representations set forth in Appendix B attached hereto are true and correct as of the Closing Date.
4.Certain Sales and Forfeitures Upon Termination of Employment.

4.1 Call Options; Forfeiture of Units upon Certain Termination Events.

(a) If Executive’s employment with the Company and its Subsidiaries terminates for any reason or in the event of a Restrictive Covenant Violation or Executive’s engaging in a Competitive Activity (as defined in Section 6 of this Agreement), the Company shall have the right, for 24 months following, as applicable, each of (x) the Termination Date, (y) the date of such violation or conduct (or, if later, the date on which the Board has actual knowledge thereof) or (z) the date that is six months and one day after the date on which the Executive became fully vested in the applicable Units for accounting purposes, to purchase (the “Call Option”), and each member of Executive and Executive’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Executive’s Group”) shall be required to sell to the Company, all or any portion of the Units of the Company (including Incentive Units and Class A-2 Units) then held by such member of Executive’s Group (it being understood that if Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Units of such class subject to repurchase hereunder at the lower price) at the applicable purchase price determined as follows:
(i)in the case of Unvested Incentive Units, the lesser of (1) Fair Market Value (measured as of the date that the relevant election to purchase such Incentive Units is delivered (the “Repurchase Notice Date”)) and (2) Cost;
(ii)in the case of Vested Incentive Units and Class A-2 Units:
(A)Death or Disability. If Executive’s employment with the Company and its Subsidiaries is terminated (x) due to the death of Executive or (y) by the Company and its Subsidiaries as a result of the Disability of Executive, then the purchase price per Unit will be Fair Market Value (measured as of the Repurchase Notice Date);
(B)Termination for Cause; Voluntary Resignation when Grounds Exist for Cause. If Executive’s employment with the Company and its Subsidiaries is terminated (x) by the Company or any of its Subsidiaries for Cause, or (y) by Executive either (1) at a time when grounds exist for a termination for Cause or (2) prior to a Change of Control without Good Reason, then the purchase price per Unit will be the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost;
(C)Termination without Cause; Other Voluntary Resignations. If Executive’s employment with the Company and its Subsidiaries is terminated (x) by the Company or any of its Subsidiaries without Cause (other than under circumstances described in Section 4(a)(ii)(A) or (y) by Executive under circumstances where Section 4.1(a)(ii)(B)(y) does not apply, then the purchase price per Unit shall be the Fair Market Value;

Exhibit 10.1

(D)Restrictive Covenant Violation. If a Restrictive Covenant Violation occurs, then the purchase price per Unit will be the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost; and
(E)Competitive Activity. In the event Executive engages in Competitive Activity not constituting a Restrictive Covenant Violation, then the purchase price per Unit will be the Fair Market Value (measured as of the Repurchase Notice Date).

The Call Option (except in the case of any event described in Section 4.1(a)(i) and 4.1(a)(ii)(B) and (D)) shall expire upon the occurrence of a Public Offering.
(b) If Executive’s employment with the Company and its Subsidiaries is terminated for any reason, including death or Disability, all Unvested Incentive Units will be forfeited (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Incentive Units shall be subject to the Call Option in Section 4.1(a)(i)). In addition, if Executive’s employment with the Company and its Subsidiaries is terminated for the reasons described in Section 4.1(a)(ii)(B) or (D), all Vested Incentive Units will be forfeited (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Vested Incentive Units shall be subject to the Call Option in Section 4.1(a)(ii)(B) or (D), as applicable).

(C) If the Company desires to exercise the Call Option pursuant to this Section 4.1, the Company shall send written notice to each member of Executive’s Group of its intention to purchase Units, specifying the number and class of Units to be purchased and the purchase price thereof (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company not later than the 30th day after the giving of the Call Notice. Notwithstanding the foregoing, if the Company elects not to exercise the Call Option pursuant to this Section 4.1 (or elects to exercise the Call Option with respect to less than all Units), the Sponsor may elect to cause one of its Affiliates or another designee to purchase such Units at any time until the 30th day following the expiration of the Company’s Call Option and otherwise on the same terms and conditions set forth in this Section 4.1 by providing written notice to each member of Executive’s Group of its intention to purchase such Units.

4.2 Obligation to Sell Several. If there is more than one member of Executive’s Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other members thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.Certain Limitations on the Company’s Obligations to Purchase Units.

5.1 Prohibition of Purchases. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Units at any time pursuant to Section 4 (i) to the extent that the purchase of such Units or the payment to the Company or one of its respective Subsidiaries of a cash dividend or distribution by the Company or a Subsidiary of the Company to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees of the Company and its Subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result in (A) a violation of any law, statute, rule regulation, policy, order, writ,

Exhibit 10.1

injunction, decree or judgment promulgated or entered by any federal, state, local, foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default (either directly or indirectly, including as a result of the prohibition of a related cash dividend or distribution); (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase; or (iii) to the extent that there is a lack of available cash on hand of the Company. The Company shall, within fifteen (15) days of learning of any such fact, so notify the Executive that it is not obligated to purchase hereunder.

5.2 Payment for Units. If at any time the Company elects to purchase any Units pursuant to Section 4, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from Executive to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of Executive’s Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Units so purchased, duly endorsed; provided that if any of the conditions set forth in Section 5.1 exists (each a “Cash Payment Restriction”), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior financing agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within sixty (60) days after the Cash Payment Restriction no longer exists, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the short-term “applicable Federal rate” (as defined in Section 1274 of the Code), and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by Executive or Executive’s Group, second to interest and third to principal. The Company shall have the rights set forth in clause (i) of the first sentence of this Section 5.2 whether or not the member of Executive’s Group selling such Units is an obligor of the Company. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Company. To the extent that the Company is restricted from paying accrued interest, that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded annually, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be paid within sixty (60) days after the Cash Payment Restriction no longer exists. Notwithstanding any other provision in this Agreement, the Company may elect to pay the purchase price hereunder in shares or other equity securities of one of its respective direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price; provided, that such Subsidiary promptly repurchases such shares or other equity securities for cash equal to the applicable purchase price or a Junior Subordinated Note with a principal amount equal to the applicable purchase price.

5.3 Repayment of Proceeds. If (x) a Restrictive Covenant Violation occurs, (y) Executive’s employment is terminated by the Company or any of its Subsidiaries for Cause, or (z) the Company or any of its Subsidiaries discovers, within twelve (12) months after a termination of employment, that grounds for a termination for Cause existed at the time of such termination, then Executive shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to Executive therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Executive

Exhibit 10.1

received upon the sale or other disposition of, and/or distributions in respect of, Executive’s Units over (B) the aggregate Cost of such Units. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any cure period or other procedural delay or event required prior to a finding of, or termination with, Cause.

6.Restrictive Covenants (Appendix C); Competitive Activity.
(a)Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in Executive’s capacity as an investor and equity holder in the Company, and indirectly, the Company and its Affiliates, to the provisions of Appendix C to this Agreement. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix C would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b)Executive shall have engaged in “Competitive Activity” if Executive is engaged as an employee or service provider for a Competitor (as defined in Appendix C) at any time after Executive’s Termination Date (regardless of whether such conduct constitutes a Restrictive Covenant Violation).

7.Miscellaneous.

7.1 Transfers. Prior to the transfer of any Units to a Permitted Transferee, Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

7.2 Recapitalizations, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in Units, issuance of Units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.3 Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.
7.4 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Transferee shall derive any rights under this Agreement unless and until such

Exhibit 10.1

Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that the Sponsor is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein (except that the provisions of Section 1 of Appendix C shall be governed by the law of the state where Executive is principally employed by the Company or its Subsidiaries or, if the Executive and the Company or its Subsidiaries are party to an Employment Agreement, the law of the state that governs such Employment Agreement). Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Company and the members of Executive’s Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of Executive’s Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, by PDF, facsimile or other electronic transmission (promptly followed by a hard copy delivered in accordance with this paragraph), or by overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Exhibit 10.1

If to the Company:

BRE Spade Parent LLC c/o The Blackstone Group L.P. 345 Park Avenue New York, New York 10154 Attention: William Stein

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Attention: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.
7.9 Integration. This Agreement (including the exhibits, schedules and appendices attached hereto) and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof, provided that if the Company or its Affiliates is a party to one or more other confidentiality, nondisclosure, non-competition, non-solicitation or non-disparagement provision applicable to Executive under a written agreement, such other agreement(s) shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, subject to the proviso in the first sentence of this Section.

7.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.11 Injunctive Relief. Executive and Executive’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.12 Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or

Exhibit 10.1

further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

7.13 Joinder to Other Agreements. By executing and delivering this Agreement, Executive agrees to be bound as a party to, and comply with, the LLC Agreement (attached hereto as Appendix D) and the Securityholders Agreement (attached hereto as Appendix E), as an Employee (as defined in the Securityholders Agreement), in each case, in the same manner and with the same effect as if Executive was an original signatory to such agreements. Executive agrees that, upon request of the Company, Executive shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Company may reasonably request for the purpose of giving effect to the foregoing.

* * * * *

Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the August 14, 2015 (the “Closing Date”).

Executive:

Name: William P, McBeath

Address:

Please check the appropriate box:
❑ Executive is an "accredited investor" 1 within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.
❑ Executive is not an "accredited investor" 1 within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

Class of Units	Number of Units
Class B Units

The Unit Reduction Amount (as defined in the LLC Agreement) applicable to each of the Class B Units granted hereunder shall be equal to: $0 per Class B Unit

1You are an “accredited investor” if you meet any of the following tests:

1.	You are a director or executive officer of the Company;

2.
You have an individual net worth, or joint net worth with your spouse, at the time of your purchase exceeding $1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property but excluding the value of the primary residence of such natural person (and including property owned by a spouse other than the primary residence of the spouse), over total liabilities.  The amount of any mortgage or other indebtedness secured by an investor's primary residence should be not included as a “liability”, except to the extent the fair market value of the residence is less than the amount of such mortgage or other indebtedness;

3. You had individual income (excluding your spouse) in excess of $200,000 in both 2013 and 2014 and have a reasonable expectation of reaching the same income level in 2015; or
4. You and your spouse had joint income in excess of $300,000 in both 2013 and 2014 and have a reasonable expectation of reaching the same income level in 2015.

Exhibit 10.1

BRE SPADE PARENT LLC

By:
Name: William J. Stein
Title: Senior Managing Director and Vice President

Exhibit 10.1

SCHEDULE A
Vesting of Incentive Units
All Incentive Units initially shall be Unvested Incentive Units upon the Closing. On each of the first five anniversaries of December 19, 2014, an incremental 20% of all Incentive Units granted hereunder shall become Vested Incentive Units so long as Executive remains continuously employed through such anniversary.

If Executive’s employment with the Company and its Subsidiaries is terminated for any reason, including death or Disability, all Unvested Incentive Units will be forfeited (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Incentive Units shall be subject to the Call Option in Section 4.1(a)(i)). In addition, if Executive’s employment with the Company and its Subsidiaries is terminated for the reasons described in Section 4.1(a)(ii)(B) or (D) or a Restrictive Covenant Violation occurs, all Vested Incentive Units will be forfeited (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Vested Incentive Units shall be subject to the Call Option in Section 4.1(a)(ii)(B) or (D), as applicable).

Notwithstanding the foregoing, immediately prior to the occurrence of a Change of Control that occurs prior to the Termination Date, 100% of the Incentive Units that are Unvested Incentive Units shall become Vested Incentive Units.

Exhibit 10.1

Appendix A
Definitions
1. Affiliate. An “Affiliate” of, or Person “Affiliated” with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

2. Agreement. The term “Agreement” shall have the meaning set forth in the preface.

3. Board. The term “Board” shall mean the Managing Member (as such term is defined in the LLC Agreement).

4. Cause. The term “Cause” shall have the meaning ascribed to such term in any employment, consulting or severance agreement then in effect between the Executive and the Company or any of its Subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect or if such term is not defined therein, “Cause” shall mean (A) Executive’s continued intentional or willful failure to substantially perform Executive’s duties hereunder in good faith (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure, (B) Executive’s willful malfeasance or willful misconduct, including dishonesty, in connection with Executive’s employment duties, (C) Executive’s theft, intentional misappropriation or embezzlement of property of the Company or its Affiliates or any act of fraud committed by Executive injurious to Company or its Affiliates, (D) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude (and such misdemeanor has or could have a meaningful adverse impact on the Company and its Affiliates), (E) Executive breached Executive’s fiduciary duties to the Company, (F) Executive’s willful act or omission which results in the Company’s failure to obtain or maintain in good standing any necessary or desirable licenses or that jeopardizes the Company’s or its Affiliates’ ability to obtain or maintain in good standing any such licenses, or (G) Executive’s breach during the Employment Term (as defined in Appendix C) of any provision of Appendix C to this Agreement or any similar corresponding provision applicable to Executive under a written agreement between Executive and the Company or its Subsidiaries from time to time.

5. Change of Control. The term “Change of Control” shall have the meaning set forth in the Securityholders Agreement.

6. Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

7. Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.

8. Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
9. Company. The term “Company” shall have the meaning set forth in the preface.

10. Cost. The term “Cost” shall mean the price per Unit paid by Executive, if any, as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any distributions made with respect to the Units pursuant to the Company’s organizational documents; provided that “Cost” may not be less than zero.

Exhibit 10.1

11. Disability. The term “Disability” shall have the meaning ascribed to such term in any employment, consulting or severance agreement then in effect between the Executive and the Company or any of its Subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect or if such term is not defined therein, “Disability” shall mean Executive’s inability, for a period of six (6) consecutive months or for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period, to perform Executive’s employment duties as a result of Executive becoming physically or mentally incapacitated, as determined in good faith by the Board.

12. Employee and Employment. The term “employee” shall mean, without any inference as to negate Executive’s status as a member of the Company for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee or board member to the Company or any of its Subsidiaries, as applicable.

13. Executive. The term “Executive” shall have the meaning set forth in the preface.

14. Executive’s Group. The term “Executive’s Group” shall have the meaning set forth in Section 4.1(a).

15. Fair Market Value. The term “Fair Market Value” used in connection with the value of Units shall mean (a) if there is a public market for the equity of the Company on the applicable date, the value for the Units shall be implied by the average of the high and low closing bid prices of such equity during the last 10 trading days on the stock exchange on which the equity is principally trading or (b) if there is no public market for the equity on such date, the value for the Units shall be determined by the Board in good faith by reference to the most recent available internally or externally prepared written valuation of the Company (including any valuation prepared for Sponsor’s SEC financial statements), in either case assuming, for purposes of determining Fair Market Value, a liquidation of the Company and the application of the distribution and dissolution provisions contained in Section 5.2 of the LLC Agreement.

16. Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

17. Good Reason. The term “Good Reason” shall have the meaning ascribed to such term in any employment, consulting or severance agreement then in effect between the Executive and the Company or any of its Subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect or if such term is not defined therein, “Good Reason” shall mean without Executive’s consent, (x) a material reduction in Executive’s title, duties, authorities and responsibilities (at the Company or its Subsidiaries, as applicable) measured in the aggregate or (y) a material reduction in Executive’s base salary (other than in connection with an across-the-board reduction in the base salaries of all senior executives of the Company or its Subsidiaries, as applicable); provided that such event shall constitute Good Reason only if the Company or any of its Subsidiaries fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company or any of its Subsidiaries written notice thereof prior to such date.

Exhibit 10.1

18. LLC Agreement. The term “LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement dated as of August 14, 2015 of the Company, as it may be amended or supplemented thereafter from time to time.

19. Permitted Transferee. The term “Permitted Transferee” means any Person to whom Executive transfers Units in accordance with the LLC Agreement and the Securityholders Agreement (other than the Sponsor and the Company and their respective Affiliates and except for transfers pursuant to a Public Offering).

20. Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

21. Public Offering. The term “Public Offering” shall have the meaning set forth in the LLC Agreement.

22. Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean Executive’s breach of any provision of Section 1 or 2 of Appendix C to this Agreement or any similar corresponding provision applicable to Executive under a written agreement between Executive and the Company or its Subsidiaries from time to time.

23. Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

24. Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of August 14, 2015 among the Sponsor, the Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

25. Sponsor. The term “Sponsor” means any of the Blackstone Members (as defined in the LLC Agreement) and their Affiliates.

26. Subsidiary. The term “Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity (or, in the case of Nevada Property 1 LLC, with respect to which another specified entity has a majority of the economic ownership interests in such entity).

27. Termination Date. The term “Termination Date” shall mean the date upon which Executive’s employment with the Company and its Subsidiaries is terminated for any reason (including death or Disability).

28. Unit. The term “Unit” shall have the meaning set forth in the LLC Agreement.

29. Unvested Incentive Units. The term “Unvested Incentive Units” shall mean the number of such Incentive Units that are not “Vested Incentive Units”.

Exhibit 10.1

30. Vested Incentive Units. The term “Vested Incentive Units” shall mean the number of such Incentive Units that are vested and nonforfeitable, as determined in accordance with Schedule A attached hereto.

Exhibit 10.1

Appendix B
Investment Representations
1.Incentive Units Unregistered. Executive acknowledges and represents that Executive has been advised by the Company that:

(a)the offer and sale of the Incentive Units have not been registered under the Securities Act;

(b)the Incentive Units must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Incentive Units unless the offer and sale of such Incentive Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the LLC Agreement or the Securityholders Agreement);

(c)there is no established market for the Incentive Units and it is not anticipated that there will be any public market for the Incentive Units in the foreseeable future;

(d)a restrictive legend in the form set forth below, and such as may be determined by the Company pursuant to the LLC Agreement, shall be placed on the certificates, if any, representing the Incentive Units:
(e)
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE RIGHTS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT UNIT SUBSCRIPTION AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and
(e) a notation shall be made in the appropriate records of the Company indicating that the Incentive Units are subject to restrictions on transfer and, if the Company should at some point in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Incentive Units.

2.Additional Investment Representations. Executive represents and warrants that:

(a)Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Incentive Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Incentive Units;

(b)Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Incentive Units;

(c)Executive understands that the Incentive Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions

Exhibit 10.1

on the transferability of the Incentive Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Incentive Units and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d)the terms of this Agreement provide that if Executive ceases to be an employee of the Company or its Subsidiaries, the Company has the right to repurchase the Incentive Units and any Class A-2 Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;
(e)Executive understands and has taken cognizance of all of the risk factors related to the purchase of the Incentive Units and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or Executive’s representatives concerning the Incentive Units or the Company or their prospects or other matters;

(f)Executive has been given the opportunity to examine all documents and to ask questions of, and receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the LLC Agreement, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Incentive Units and to obtain any additional information which Executive deems necessary;

(g)all information which Executive has provided to the Company and the Company’s representatives concerning Executive and Executive’s financial position is complete and correct as of the date of this Agreement; and

(h)Executive is or is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as indicated on the Signature Page.

3.Other Representations. Executive acknowledges that the Sponsor and its Affiliates may, from time to time, provide services to the Company and its Affiliates for which a fee will be paid by the Company or its Affiliates, including an annual monitoring/advisory fee.

Exhibit 10.1

Appendix C
Restrictive Covenants
1. Non-Competition; Non-Solicitation; Non-Disparagement.

(a)Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)During Executive’s employment with the Company or any of its Subsidiaries (the “Employment Term”) and for a period equal to twelve months following the date Executive ceases to be employed by the Company or its Subsidiaries for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), solicit or assist in soliciting business in direct competition with the Restricted Group in the Business; provided that the provisions contained in this Section 1(a)(i) shall not apply following any termination of Executive’s employment in connection with a Change of Control.

(ii)During the Restricted Period, Executive will not directly or indirectly:

(A)engage in the Business for a Competitor;

(B)enter the employ of, or render any services (that are the same or similar to the services or activities in which Executive was engaged during the two (2) years prior to Executive’s termination of employment) to, a Competitor, except where such employment or services do not relate in any manner to the Business;

(C)acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors;
provided that the provisions contained in this Section 1(a)(ii) shall not apply following any termination of Executive’s employment in connection with a Change of Control.
(iii)Notwithstanding anything to the contrary in this Appendix C, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person; provided that the provisions contained in this Section 1(a)(iii) shall not apply following any termination of Executive’s employment in connection with a Change of Control.

Exhibit 10.1

(iv)During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)solicit or encourage any employee who is a director or is more senior than a director of the Restricted Group to leave the employment of the Restricted Group; or

(B)hire any such employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or any of its Subsidiaries or, unless Executive’s employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause, who left the employment of the Restricted Group within six months prior to the termination of Executive’s employment with the Company or any of its Subsidiaries.

(v)During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(vi)During the Employment Term and at all times thereafter, Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its Subsidiaries, or the Sponsor and its Affiliates (excluding portfolio companies thereof); provided, however, that an action shall not constitute a breach of this Section 1(a)(vi) if made in the Executive’s good faith performance of his duties hereunder. Nothing shall be interpreted to prohibit Executive from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding any inquiry by any regulatory or investigatory organization.

(vii)For purposes of this Agreement:

(A)“Restricted Group” shall mean, collectively, the Company and its Subsidiaries.

(B)“Business” shall mean (i) gaming, (ii) casino and/or hotel resort operations or management or (iii) marketing or solicitation on behalf of any entity engaged in the Business, in each case, in any geographical area that is within one hundred (100) miles of the Hotel or any geographical area where the Restricted Group engages in the Business.

(C)“Competitor” shall mean any Person engaged in the Business in direct competition with the Company and its Subsidiaries, including for the avoidance of doubt (but not limited to): Aria Resort & Casino, Bally’s Las Vegas, Bellagio, Boyd Gaming properties, Caesars Palace, Caesars Entertainment, Circus Circus Hotel & Casino, Excalibur Hotel & Casino, Harrah’s Hotel & Casino Las Vegas, Hilton Hotels and Resorts, Luxor Hotel & Casino, Mandalay Bay Resort & Casino, MGM Grand Hotel & Casino, MGM Resorts International, Mirage Resort & Casino, Monte Carlo Hotel & Casino, New York - New York Hotel & Casino, Paris Las Vegas, Riviera Hotel & Casino, Stations Casinos properties, The Palazzo Resort Hotel & Casino, The Cromwell, Treasure Island Hotel & Casino, Tropicana Las Vegas, The Venetian Resort Hotel & Casino, Wynn Las Vegas, Wynn Resorts.

Exhibit 10.1

(b)It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix C is an unenforceable restriction against Executive, the provisions of this Appendix C shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix C is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d)The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason.

1.Confidentiality; Intellectual Property.

(a)Confidentiality.

(i)Executive will not, in any manner that could be or is detrimental to the Company, at any time (whether during or after Executive’s employment with the Company or any of its Subsidiaries) (x) retain or use for the benefit, purposes or account of Executive or any other Person other than in the good faith performance of Executive’s duties; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties and pursuant to customary industry practice), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by Executive, and Executive’s consideration of such information in connection with Executive’s pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Appendix C shall be deemed not to constitute a breach of this Section 2 in any manner whatsoever, unless such Executive’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its Subsidiaries.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c)

Exhibit 10.1

Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Appendix C, the term “family” refers to Executive, Executive’s spouse, children, parents and spouse’s parents) and legal or financial advisors, the contents of the Agreement or this Appendix C; provided that Executive may disclose to any prospective future employer the provisions of Sections 1 and 2 of this Appendix C; provided they agree to maintain the confidentiality of such terms. This Section 2(a)(iii) shall terminate if the Company or its Subsidiaries publicly discloses a copy of the Agreement or this Appendix C (or, if the Company or its Subsidiaries publicly discloses summaries or excerpts of the Agreement or this Appendix C, to the extent so disclosed).

(iv)Upon termination of Executive’s employment with the Company or any of its Subsidiaries for any reason, Executive shall (x) cease and not thereafter commence use of, in any manner that could be or is detrimental to the Company or any of its Subsidiaries, any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by Executive and Executive’s consideration of such information in connection with Executive’s pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Appendix C shall be deemed not to constitute a breach of this Section 2(a)(iv) in any manner whatsoever, unless such Executive’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its Subsidiaries; (y) to the extent that it could be or is detrimental to the Company or any of its Subsidiaries, immediately destroy, delete, or return to the Company or any of its Subsidiaries, at the Company’s or any of its Subsidiaries’ option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company or any of its Subsidiaries’ property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company or any of its Subsidiaries regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(v)Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s or its Affiliates’ attorney-client privilege or

Exhibit 10.1

attorney work product or the Company’s or its Affiliates’ trade secrets without prior written consent of the General Counsel of the Company and its Subsidiaries.

(b)Intellectual Property.

(i)If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company or any of its Subsidiaries and within the scope of such employment and with the use of any the Company’s or any of its Subsidiaries’ resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and its Subsidiaries and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company and its Subsidiaries to the extent ownership of any such rights does not vest originally in the Company or any of its Subsidiaries.

(ii)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s or any of its Subsidiaries’ expense (but without further remuneration) to assist the Company or any of its Subsidiaries in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s or any of its Subsidiaries’ rights in the Company Works. If the Company or any of its Subsidiaries are unable for any other reason, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company, its Subsidiaries and their duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iii)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or any of its Subsidiaries any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company, its Subsidiaries and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company or any of its Subsidiaries that are from time to time previously disclosed to Executive regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company and its Subsidiaries may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version from time to time previously distributed or delivered to Executive.

(iv)The provisions of Section 2 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).